Exhibit 99.1

WisdomTree Announces Third Quarter 2011 Results

35% growth in ETF AUM and 75% growth in revenues year over year

Company reports record $1.4 million net income, up 97% from prior quarter

$3.1 billion net inflows year to date representing 4.1% market share of industry flows

New York, NY – (BUSINESS WIRE) – October 27, 2011 – WisdomTree Investments, Inc. (NASDAQ: WETF), an exchange-traded fund (“ETF”) sponsor and asset manager, today reported net income of $1.4 million for the third quarter of 2011 as compared to a net loss of $1.5 million for the third quarter of 2010 and a net income of $0.7 million in the prior quarter. Revenue increased 75.1% from the third quarter of last year and 6.1% from the second quarter.

WisdomTree CEO Jonathan Steinberg commented, “I am pleased that WisdomTree generated record revenues and doubled net income from the prior quarter. These numbers represent solid results in a challenging market environment.”

Mr. Steinberg continued, “There continues to be significant interest in dividend based strategies as investors deal with volatile market conditions and historically low bond yields. Against this backdrop, we are extremely encouraged by the strong relative performance track records our equity strategies are generating.”

Mr. Steinberg concluded, “We achieved continued improvement in our year to date market share of industry inflows. We also continued to expand our international fixed income product line, adding the WisdomTree Euro Debt Fund and the WisdomTree Australia & New Zealand Debt Fund in the month of October.”

Assets Under Management

ETF assets under management (“AUM”) was $11.2 billion at September 30, 2011, down from $12.9 billion at June 30, 2011, primarily due to $1.9 billion of negative market movement. Despite a significant decline in global equity markets over the quarter, the Company still achieved positive net inflows of $179 million. A summary of the Company’s key operating and financial statistics are below:

Summary Operating and Financial Highlights

	As of and for the Three Months Ended			Change From
	Sept. 30,	Jun. 30,	Sept. 30,	Jun. 30,	Sept. 30,
	2011	2011	2010	2011	2010
Operating Highlights (in millions):
ETF AUM	$11,184	$12,934	$8,260	(13.5%)	35.4%
ETF inflows	$179	$1,699	$1,161	nm	nm
Average ETF AUM	$12,762	$12,062	$7,055	5.8%	80.9%
Average ETF advisory fee	0.55%	0.55%	0.56%	—	(1.8%)
Market Share of industry inflows	0.9%	5.7%	3.5%	(4.8)	(2.6)

Financial Highlights (in thousands):
Revenues	$17,736	$16,716	$10,130	6.1%	75.1%
Net income/(loss)	$1,359	$689	($1,517)	97.2%	nm

	As of and for the Nine Months Ended		Change
	Sept. 30,	Sept. 30,	Sept. 30,
	2011	2010	2010
Operating Highlights (in millions)
ETF AUM	$11,184	$8,260	35.4%
ETF inflows	$3,142	$1,864	68.6%
Average ETF AUM	$11,706	$6,709	74.5%
Average ETF advisory fee	0.55%	0.55%	—
Market share of industry inflows	4.1%	2.6%	1.5

Financial Highlights (in thousands)
Revenues	$48,985	$28,199	73.7%
Net income/(loss)	$2,203	$(6,969)	nm

Recent Business Highlights

In October 2011, the Company expanded its international fixed income product line, adding the WisdomTree Euro Debt Fund and the WisdomTree Australia & New Zealand Debt Fund.

Performance

82% of the $8.3 billion invested in our 34 equity ETFs on September 30, 2011 were in funds that, since their respective inceptions, outperformed their capitalization-weighted or competitive benchmarks through that date. 74%, or 25 of our 34 equity ETFs, outperformed their capitalization-weighted or competitive benchmarks since their respective inception through September 30, 2011. For more information about WisdomTree ETFs including standardized performance, please click here or visit www.wisdomtree.com.

Third Quarter Financial Discussion

Revenues

Total revenues for the quarter increased 75.1% to a record $17.7 million as compared to the third quarter of 2010. This increase was primarily due to higher average assets under management from strong net ETF inflows. Average ETF assets under management were $12.8 billion in the third quarter of 2011, as compared to $7.1 billion in the third quarter of 2010. Total revenues increased 6.1% compared to the second quarter of 2011 primarily due to a 5.8% increase in average assets under management. We realized $0.2 billion in net inflows in the third quarter and a $1.9 billion reduction in our assets under management due to negative market movement. The average fee earned during the third and second quarters of 2011 was 0.55% as compared to the second quarter of 2010, when our average fee was 0.56%.

Expenses

Total expenses increased 40.6% to $16.4 million from $11.6 million in the third quarter of 2010 and increased 2.2% from $16.0 million in the second quarter of 2011.

•

Compensation and benefits expense increased 15.4% to $5.1 million compared to the third quarter of 2010 and 10.3% compared to the second quarter of 2011 primarily due to higher incentive compensation due to our positive operating results as well as higher headcount related expenses. Our headcount at the end of the third quarter of 2011 was 64 compared to 61 in the second quarter of 2011 and 56 in the third quarter of last year. Employee stock-based compensation decreased to $0.9 million in the third quarter of 2011 from $1.4 million in the third quarter of last year as equity awards granted in prior years became fully vested. Employee stock based compensation increased in the third quarter of 2011 from $0.8 million in the second quarter of 2011 as equity awards were granted to our sales force as part of their mid-year incentive compensation.

•

Fund management and administration expenses increased 42.7% to $5.1 million compared to the third quarter of 2010. This was primarily due to $1.2 million in higher portfolio management, fund administration and accounting, index licensing and distribution fees due to higher average assets under management. In addition we incurred $0.2 million in higher printing related fees. Fund management and administration expenses decreased 11.2% compared to the second quarter of 2011. Included in the second quarter of 2011 was a one-time charge of $0.7 million related to reimbursing the WisdomTree India ETF for excess fees collected by the Company as a result of overestimating the Company’s operating expense recapture fees for the India ETF’s fiscal year ended March 31, 2011. Also during the second quarter, the WisdomTree international equity funds rebalanced their portfolios leading to higher period transactional related fees of $0.2 million. Higher average assets under management led to an increase of $0.2 million in higher portfolio management and index licensing fees compared to the second quarter. Printing fees also increased $0.1 million compared to the second quarter.

•

Marketing and advertising expenses increased 22.3% to $0.9 million compared to the third quarter of 2010 primarily due to higher television and online related advertising expense. This expense decreased 32.9% compared to the second quarter of 2011 due to lower levels of advertising related activities in the third quarter.

•

Sales and business development expenses increased 24.5% to $1.0 million compared to the third quarter of 2010 and 4.5% compared to the second quarter of 2011 due to higher levels of product development related activity.

•

Professional and consulting fees increased 85.3% to $1.5 million as compared to the third quarter of 2010 and 35.1% compared to the second quarter of 2011. Higher variable stock based compensation expense increased to $0.8 million in the third quarter compared to $0.5 million in the third quarter of last year and $0.7 million in the second quarter of 2011 primarily due to a higher price in our common stock. We incurred $0.2 million in fees related to our exchange listing compared to $0.1 million in the second quarter of 2011.

•

Third-party sharing arrangements expense increased to $1.8 million in the third quarter of 2011 compared to $0.6 million in the third quarter of last year and $1.5 million in the second quarter of this year. These increases were primarily due to profit sharing arrangements with the Bank of New York Mellon Corporation with respect to certain currency and fixed income ETFs as well as marketing fees paid to third parties due to higher average assets under management.

•	Other expenses increased 75.6% to $0.7 million compared to the third quarter of last year and 55.6% compared to the second quarter of 2011 primarily due to higher administration related expenses.

•	Occupancy, communication and equipment expenses and depreciation and amortization expenses all had relatively small dollar value changes compared to both periods.

Year-to-Date Results

Total revenues increased $20.8 million or 73.7% to $49.0 million for the nine months ended September 30, 2011 as compared to $28.2 million in the comparable period in 2010. This increase was primarily due to higher average assets under management, which increased 74.5% to $11.7 billion, which resulted primarily from $3.1 billion of net ETF inflows, partly offset by $1.8 billion in negative market movement.

Total expenses increased $11.6 million or 33.0% to $46.8 million for the nine months ended September 30, 2011 as compared to $35.2 million in the comparable period in 2010. This increase was primarily due to higher fund management and administration expenses due to higher average asset balances, higher third-party sharing arrangements due to higher asset balances in our currency and fixed income ETFs, and higher marketing and advertising and sales and business development expenses to support our growth. We incurred $0.7 million in expenses related to our exchange listing and a one-time reimbursement of $0.7 million to the WisdomTree India ETF in the nine months ended September 30, 2011.

Balance Sheet

As of September 30, 2011, WisdomTree had total assets of $37.9 million which consisted primarily of cash and cash equivalents of $21.1 million and investments of $9.2 million. WisdomTree has no debt. There were approximately 116.0 million shares issued as of September 30, 2011. Fully diluted weighted average shares outstanding were 136.1 million as of September 30, 2011.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements that are based on our management’s belief and assumptions and on information currently available to our management. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond our control and which could materially affect results. Factors that may cause actual results to differ materially from current expectations include, among other things, the risks described below. If one or more of these or other risks or uncertainties occur, or if our underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future performance. You should read this press release completely and with the understanding that our actual future results may be materially different from any future results expressed or implied by these forward-looking statements.

In particular, forward-looking statements in this press release may include statements about:

•	anticipated trends, conditions and investor sentiment in the global markets;

•	anticipated levels of inflows into and outflows out of our exchange traded funds;

•	our ability to deliver favorable rates of return to investors;

•	our ability to develop new products and services;

•	our ability to maintain current vendors or find new vendors to provide services to us at favorable costs;

•	competition in our business; and

•	the effect of laws and regulations that apply to our business.

Our business is subject to many risks and uncertainties, including without limitation:

•

We have only a limited operating history and, as a result, recent historical growth may not provide an accurate representation of the growth we may experience in the future, which may make it difficult to evaluate our future prospects.

•

Challenging market conditions associated with declining prices of securities can adversely affect our business by reducing the market value of the assets we manage or causing customers to sell their fund shares and trigger redemptions.

•	Fluctuations in the amount and mix of our AUM may negatively impact revenue and operating margin.

•

Most of our assets under management are held in ETFs that invest in foreign securities and we therefore have substantial exposure to foreign market conditions and are subject to currency exchange rate risks.

•

We derive a substantial portion of our revenue from products invested in emerging markets and are exposed to the market-specific political and economic risks as well as general investor sentiment regarding future growth of those markets.

•

We derive a substantial portion of our revenue from a limited number of products and, as a result, our operating results are particularly exposed to the performance of those funds, investor sentiment toward the strategies pursued by those funds and our ability to maintain the assets under management of those funds.

•	The WisdomTree ETFs have a limited track record and poor investment performance could cause our revenue to decline.

•

We depend on other third parties to provide many critical services to operate our business and the WisdomTree ETFs. The failure of key vendors to adequately provide such services could materially affect our operating business and harm our customers.

Other factors, such as general economic conditions, including currency exchange rate fluctuations, also may have an effect on the results of our operations. For a more complete description of the risks noted above and other risks that could cause our actual results to differ from our current expectations, please see the section entitled “Risk Factors” in the Company’s most recent filings under the Securities Act of 1933 and Securities Exchange Act of 1934.

The forward-looking statements in this press release represent our views as of the date of this press release. We anticipate that subsequent events and developments may cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. Therefore, these forward-looking statements do not represent our views as of any date other than the date of this press release.

Conference Call

WisdomTree will discuss its results and operational highlights during a conference call on Friday, October 28, 2011 at 9:00 a.m. ET. The call-in number will be (877) 303-7209. Anyone outside the U.S. or Canada should call (970) 315-0420. The slides used during the presentation will be available at www.wisdomtree.com/ir. For those unable to join the conference call at the scheduled time, an audio replay will be available on www.wisdomtree.com/ir.

About WisdomTree

WisdomTree Investments, Inc. is a New York-based exchange-traded fund (“ETF”) sponsor and asset manager. WisdomTree currently offers 47 ETFs across Equities, Currency Income, Fixed Income and Alternatives asset classes. WisdomTree also licenses its indexes to third parties for proprietary products and offers a platform to promote the use of WisdomTree ETFs in 401(k) plans. WisdomTree currently has approximately $11.9 billion in ETF assets under management. For more information, please visit www.wisdomtree.com.

WisdomTree® is the marketing name for WisdomTree Investments, Inc. and its wholly owned subsidiaries WisdomTree Asset Management, Inc. and WisdomTree Retirement Services, Inc. WisdomTree Asset Management, Inc. is a registered investment advisor and is the investment advisor to the WisdomTree Trust and the WisdomTree ETFs. The WisdomTree Trust is a registered open-end investment company. Each WisdomTree ETF is a series of the WisdomTree Trust. WisdomTree Retirement Services, Inc. supports the use of the WisdomTree ETFs in retirement plans by financial professionals.

Media Contact:	WisdomTree Investor Relations Contacts
Stuart Bell	KCSA Strategic Communications
WisdomTree Investments, Inc.	Jeffrey Goldberger / Todd Fromer
+1 917.267.3702	+1 212.896.1249 / +1 212.896.1215
sbell@wisdomtree.com	jgoldberger@kcsa.com / tfromer@kcsa.com

This press release is not, and shall not constitute, an offer to sell or the solicitation of an offer to buy any of our securities, nor shall there be any sale of any of our securities, in any state in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

WISDOMTREE INVESTMENTS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended			% Change From		For the Nine Months Ended
	Sept. 30, 2011	Jun. 30, 2011	Sept. 30, 2010	Jun. 30, 2011	Sept. 30, 2010	Sept. 30, 2011	Sept. 30, 2010	% Change
Revenues
ETF advisory fees	$17,554	$16,514	$9,860	6.3%	78.0%	$48,341	$27,456	76.1%
Other income	182	202	270	-9.9%	-32.6%	644	743	-13.3%

Total revenues	17,736	16,716	10,130	6.1%	75.1%	48,985	28,199	73.7%

Expenses
Compensation and benefits	5,085	4,610	4,405	10.3%	15.4%	14,912	14,260	4.6%
Fund management and administration	5,093	5,736	3,569	-11.2%	42.7%	14,991	10,272	45.9%
Marketing and advertising	911	1,357	745	-32.9%	22.3%	3,240	2,331	39.0%
Sales and business development	954	913	766	4.5%	24.5%	2,612	1,972	32.5%
Professional and consulting fees	1,473	1,090	795	35.1%	85.3%	3,922	2,526	55.3%
Occupancy, communication and equipment	288	285	273	1.1%	5.5%	846	829	2.1%
Depreciation and amortization	68	67	80	1.5%	-15.0%	200	235	-14.9%
Third party sharing arrangements	1,794	1,512	609	18.7%	194.6%	4,434	1,485	198.6%
Other	711	457	405	55.6%	75.6%	1,625	1,258	29.2%

Total expenses	16,377	16,027	11,647	2.2%	40.6%	46,782	35,168	33.0%

Income/(loss) before provision for income taxes	1,359	689	(1,517)	97.2%	-189.6%	2,203	(6,969)	-131.6%

Provision for income taxes	625	317	—			1,013	—
Tax benefit	(625)	(317)	—			(1,013)	—

Net income/(loss)	$1,359	$689	$(1,517)	97.2%	-189.6%	$2,203	$(6,969)	-131.6%

Net income/(loss) per share—basic	$0.01	$0.01	$(0.01)			$0.02	$(0.06)

Net income/(loss) per share—diluted	$0.01	$0.01	$(0.01)			$0.02	$(0.06)

Weighted average common shares—basic	114,238	113,950	112,424			113,886	111,675

Weighted average common shares—diluted	136,075	134,887	112,424			135,615	111,675

WISDOMTREE INVESTMENTS, INC.

CONSOLIDATED BALANCE SHEET

(in thousands, except per share amount)

	September 30, 2011	December 31, 2010
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$21,052	$14,233
Investments	—	1,295
Accounts receivable	5,737	4,825
Other current assets	1,184	642

Total current assets	27,973	20,995

Fixed assets, net	640	756
Investments	9,233	7,300
Other noncurrent assets	59	91

Total assets	$37,905	$29,142

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Current liabilities:
Fund management and administration payable	$8,866	$5,714
Compensation and benefits payable	2,987	3,638
Accounts payable and other liabilities	2,810	2,263

Total current liabilities	14,663	11,615

Other noncurrent liabilities	186	292

Total liabilities	14,849	11,907

STOCKHOLDERS’ EQUITY
Common stock, par value $0.01; 250,000 shares authorized:
issued: 115,963 and 115,291	1,159	1,152
outstanding: 114,520 and 113,132
Additional paid-in capital	161,847	158,236
Accumulated deficit	(139,950)	(142,153)

Total stockholders’ equity	23,056	17,235

Total liabilities and stockholders’ equity	$37,905	$29,142

WISDOMTREE INVESTMENTS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited)

	Nine Months Ended
	September 30, 2011	September 30, 2010
Cash flows from operating activities
Net income/(loss)	$2,203	$(6,969)
Adjustments to reconcile net income/(loss) to net cash provided by/(used in) operating activities:
Depreciation, amortization and other	200	235
Stock-based compensation	5,427	6,529
Deferred rent	(115)	(70)
Accretion to interest income	79	(6)
Net change in operating assets and liabilities:
Accounts receivable	(912)	(842)
Other assets	(510)	88
Fund management and administration payable	3,152	760
Compensation and benefits payable	(651)	(406)
Accounts payable and other liabilities	556	12

Net cash provided by/(used in) operating activities	9,429	(669)

Cash flows from investing activities
Purchase of fixed assets	(84)	(87)
Purchase of investments	(5,833)	(6,114)
Proceeds from the redemption of investments	5,116	7,183

Net cash (used in)/provided by investing activities	(801)	982

Cash flows from financing activities
Shares repurchased	(2,130)	—
Proceeds from exercise of stock options	321	1

Net cash (used in)/provided by financing activities	(1,809)	1

Net increase in cash and cash equivalents	6,819	314

Cash and cash equivalents—beginning of period	14,233	11,476

Cash and cash equivalents—end of period	$21,052	$11,790

Supplemental disclosure of cash flow information

Cash paid for income taxes	$12	$11

Non-cash investing and financing activities:
Cashless exercise of stock options	$391	$60

WisdomTree Investments, Inc.

Key Operating Statistics (Unaudited)

	Three Months Ended			For the Nine Months Ended
	September 30, 2011	June 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
Total ETFs (in millions)
Beginning of period assets	12,934	11,284	6,240	9,891	5,979
Inflows/(outflows)	179	1,699	1,161	3,142	1,864
Market appreciation/(depreciation)	(1,929)	(49)	859	(1,849)	417

End of period assets	11,184	12,934	8,260	11,184	8,260

Average assets during the period	12,762	12,062	7,055	11,706	6,709

ETF Industry and Market Share (in billions)
ETF industry net inflows	21	30	33	78	73
WisdomTre market share of industry inflow	0.9%	5.7%	3.5%	4.1%	2.6%

International Developed Equity ETFs (in millions)
Beginning of period assets	2,619	2,613	1,674	2,062	1,953
Inflows/(outflows)	50	33	(20)	564	(32)
Market appreciation/(depreciation)	(370)	(27)	246	(327)	(21)

End of period assets	2,299	2,619	1,900	2,299	1,900

Average assets during the period	2,488	2,596	1,794	2,434	1,957

Emerging Markets Equity ETFs (in millions)
Beginning of period assets	3,988	3,759	1,728	3,780	1,431
Inflows/(outflows)	102	344	707	506	1,043
Market appreciation/(depreciation)	(860)	(115)	361	(1,056)	322

End of period assets	3,230	3,988	2,796	3,230	2,796

Average assets during the period	3,719	3,863	2,153	3,733	1,741

International Sector Equity ETFs (in millions)
Beginning of period assets	248	252	190	249	358
Inflows/(outflows)	7	1	20	1	(105)
Market appreciation/(depreciation)	(53)	(5)	37	(48)	(6)

End of period assets	202	248	247	202	247

Average assets during the period	234	258	218	246	259

US Equity ETFs (in millions)
Beginning of period assets	2,612	2,218	1,406	2,057	1,330
Inflows/(outflows)	241	374	211	668	368
Market appreciation/(depreciation)	(330)	20	162	(202)	81

End of period assets	2,523	2,612	1,779	2,523	1,779

Average assets during the period	2,528	2,364	1,540	2,352	1,484

Currency ETFs (in millions)
Beginning of period assets	1,896	1,467	1,242	1,179	907
Inflows/(outflows)	(566)	382	(19)	87	328
Market appreciation/(depreciation)	(136)	47	43	(72)	31

End of period assets	1,194	1,896	1,266	1,194	1,266

Average assets during the period	1,786	1,677	1,224	1,599	1,226

International Fixed Income ETFs (in millions)
Beginning of period assets	1,379	902	—	564	—
Inflows/(outflows)	280	442	262	1,057	262
Market appreciation/(depreciation)	(166)	35	10	(128)	10

End of period assets	1,493	1,379	272	1,493	272

Average assets during the period	1,780	1,195	126	1,218	42

Alternative Strategy ETFs (in millions)
Beginning of period assets	192	73	—	—	—
Inflows/(outflows)	65	123	—	259	—
Market appreciation/(depreciation)	(14)	(4)	—	(16)	—

End of period assets	243	192	—	243	—

Average assets during the period	227	109	—	124	—

Average ETF assets during the period
Emerging markets equity ETFs	29%	32%	31%	32%	26%
International developed equity ETFs	20%	21%	25%	21%	29%
US equity ETFs	20%	20%	22%	20%	22%
Currency ETFs	14%	14%	17%	14%	18%
International fixed income ETFs	14%	10%	2%	10%	1%
International sector equity ETFs	2%	2%	3%	2%	4%
Alternative strategy ETFs	1%	1%	0%	1%	0%

Total	100%	100%	100%	100%	100%

Average ETF advisory fee during the period
Alternative strategy ETFs	0.95%	0.95%	—	—	—
Emerging markets equity ETFs	0.69%	0.70%	0.76%	0.70%	0.76%
International sector equity ETFs	0.58%	0.58%	0.58%	0.58%	0.58%
International fixed income ETFs	0.55%	0.55%	0.55%	0.55%	0.55%
International developed equity ETFs	0.54%	0.54%	0.55%	0.54%	0.55%
Currency ETFs	0.49%	0.49%	0.48%	0.49%	0.48%
US equity ETFs	0.34%	0.34%	0.34%	0.34%	0.34%

Blended total	0.55%	0.55%	0.56%	0.55%	0.55%

Number of ETFs—end of the period
International developed equity ETFs	14	14	14	14	14
US equity ETFs	12	12	12	12	12
Currency ETFs	9	9	9	9	9
Emerging markets equity ETFs	4	4	4	4	4
International sector equity ETFs	4	4	4	4	4
International fixed income ETFs	2	2	1	2	1
Alternative strategy ETFs	2	1	—	2	—

Total	47	46	44	47	44

Headcount	64	61	56	64	56

Note: Previously issued statistics may be restated due to trade adjustments

Source: Industry data—Bloomberg, WisdomTree